Exhibit 10.58

MUTUAL GENERAL RELEASE AND GLOBAL SETTLEMENT AGREEMENT

     This Mutual General Release and Global Settlement Agreement (the “Agreement”) is entered into between Maxtor Corporation (“Maxtor”) and Quantum Corporation (“Quantum”), collectively referred to as the Parties, and is effective as of December 23, 2004.

RECITALS

     A. WHEREAS, the Parties entered into an agreement effective as of March 19, 2003 (the “Standstill Agreement”) which Standstill Agreement was subsequently amended eleven times, the last of which amendment was effective November 30, 2004;

     B. WHEREAS, Paragraph 11 of the Standstill Agreement contains a global settlement option which Quantum has elected to exercise subject to certain modifications as set forth in this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

     1. Quantum hereby exercises its global settlement option under Paragraph 11, subparagraphs (i)-(v) of the Standstill Agreement, subject to the modifications set forth below.

a.	The parties waive the requirement that Quantum deliver written notice to Maxtor as described in paragraph 11 of the Standstill Agreement and agree that by signing this Agreement, Quantum has effectively exercised the election under paragraph 11 of the Standstill Agreement.

b.	Maxtor shall have no obligation to make any filings with the IRS to obtain any payroll tax refunds in connection with payroll tax payments made by Quantum with respect to former Quantum employees transferred to Maxtor.

c.	Quantum shall be entitled to receive any refund, and shall be responsible for any deficiency, including interest, with respect to the resolution of the Internal Revenue Service audit of Quantum for the fiscal years ending March 31, 1997 through and including March 31, 1999: provided, however, that if the Form 870 previously signed by Quantum is subsequently rejected by the United States Government, then Maxtor shall be responsible for negotiating a new agreement (with the cooperation of Quantum) and Maxtor shall be responsible for any resulting tax liability pursuant to the terms of the Tax Sharing and Indemnity Agreement among Quantum, Maxtor and Insula Corporation dated April 2, 2001 (“Tax Sharing Agreement”) prior to modification by this Agreement.

d.	Section 1 of the Tax Sharing Agreement shall be terminated in its entirety.

e.	Maxtor’s liability under Section 3(a) of the Tax Sharing Agreement from the date hereof shall not exceed $8,760,000; provided that in all other respects Section 3(a) shall remain in effect. Sections 3(c) and 3(d) of the Tax Sharing Agreement shall not be terminated or otherwise affected by this Agreement. Quantum’s agreement to this limitation of liability under Section 3(a) of the Tax Sharing Agreement is conditioned on the following: (i) Maxtor’s acknowledgment hereby that the items detailed on the spreadsheet attached as Exhibit A are subject to indemnification by Maxtor; and (ii) Maxtor’s representation hereby that it is not aware of any claims that it may be obligated to indemnify Quantum for pursuant to Section 3(a) of the Tax Sharing Agreement, other than the items detailed on the spreadsheet attached as Exhibit A.

f.	Maxtor and Quantum will continue to pay one-half (1/2) of the letter of credit fees as more fully set forth in Paragraph 8 of the Standstill Agreement until such time as the letter of credit is released.

g.	Maxtor and Quantum shall jointly control the Quantum Internal Revenue Service audit for the fiscal years ending March 31, 2000 through and including March 31, 2002, and shall share equally the costs and fees associated with such defense. Maxtor’s costs and expenses incurred under this Section 1(g) will not act to reduce or otherwise affect the liability cap provided in Section 1(e) of this Agreement. Maxtor intends to use Gray Cary and David Colker to assist with the defense of this audit, and Quantum consents to such representation.

h.	Maxtor and Quantum shall negotiate in good faith during the first quarter of calendar year 2005 a “buy out” by Maxtor of its limited indemnity obligation set forth in Paragraph 1(e) above.

     2. The Parties hereby settle all “Claims” as defined in the first recital to the Standstill Agreement.

     3. Each Party agrees not to bring any further claims against the other Party under the Transitional Services Agreement among Quantum, Maxtor and Insula Corporation dated April 2, 2001, or under the Closing Implementation Agreement among Quantum, Maxtor and Insula Corporation dated April 2, 2001, (the foregoing two agreements hereinafter being referred to as the “Agreements Subject to Mutual Releases”).

     4. Maxtor hereby fully and forever releases and discharges Quantum and each of its agents, employees and affiliates, from (i) the Claims as defined in the first recital to the Standstill Agreement and (ii) any and all known, unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action at law or in equity, suits, debts, demands, claims, contracts, covenants, liens, liabilities, losses, costs, expenses or damages of every kind, nature and description: (a) arising under the Agreements Subject to Mutual Releases; (b) arising under Section 1 or Section 3(a) of the Tax Sharing Agreement, except claims brought to enforce the rights and obligations set forth in Paragraphs 1(a) through and including 1(h) above; (c) relating to misallocated, non-transferred, or incorrectly transferred assets or liabilities, or challenges to any balance sheets (including without limitation claims regarding the amount of cash transferred) relating to the separation of the HDD and DSS businesses; and (d) concerning severance, stock options, restricted stock or reimbursement of payables arising in the ordinary course of business relating to the separation of the HDD and DSS businesses.

     5. Quantum hereby fully and forever releases and discharges Maxtor and each of its agents, employees and affiliates, from (i) the Claims as defined in the first recital to the Standstill Agreement and (ii) any and all known, unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional, or contingent actions or causes of action at law or in equity, suits, debts, demands, claims, contracts, covenants, liens, liabilities, losses, costs, and expenses or damages of every kind, nature and description: (a) arising under the Agreements Subject to Mutual Releases; (b) arising under Section 1 or Section 3(a) of the Tax Sharing Agreement, except claims brought to enforce the rights and obligations set forth in Paragraphs 1(a) through and including 1(h) above; (c) relating to misallocated, non-transferred, or incorrectly transferred assets or liabilities, or challenges to any balance sheets (including without limitation claims regarding the amount of cash transferred) relating to the separation of the HDD and DSS businesses; and (d) concerning severance, stock options, restricted stock or reimbursement of payables arising in the ordinary course of business relating to the separation of the HDD and DSS businesses.

     6. With respect to the covenants contained in Paragraphs 4 and 5 of this Agreement, each of the Parties hereto expressly understands and agrees that this Agreement fully and finally releases and forever resolves the matters released and discharged in Paragraphs 4 and 5, including those which may be unknown, unanticipated and/or unsuspected, and upon the advice of legal counsel, each hereby expressly waives all benefits under Section 1542 of the California Civil Code as well as under any other statutes or common law principles of similar effect, to the extent that such benefits may contravene the provisions of Paragraphs 4 and 5 of this Agreement. Each of the Parties hereto acknowledges that it has read and understands Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     7. This Agreement will be binding upon and will inure to the benefit of the successors, assignees, and transferees of the Parties. Each Party represents (i) that it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and (ii) that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party.

     8. This Agreement is governed by California law. The Parties acknowledge and agree that this Agreement is a confidential settlement document and is subject to all protections and privileges applicable to confidential settlement documents under the laws of California, any other state, or the United States. The terms of this Agreement are confidential and may not be disclosed or described to anyone other than the Parties or their legal advisors, except as required by law or to enforce the terms of this Agreement; a Party will be given reasonable prior notice if the other Party is required to disclose the terms of this Agreement.

     9. This Agreement may be executed into counterparts, each of which shall be deemed to be an original, but all of which will constitute one and the same Agreement.

     In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

Quantum Corporation

By: /s/ Shawn D. Hall
Its: Vice President, General Counsel

Maxtor Corporation

By: /s/ William O. Sweeney
Its: Vice President, Acting General Counsel